                                                                    EXHIBIT 12.1


                                 STATEMENT RE:

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                ($ IN THOUSANDS)






                                 PERIOD FROM
                                 -----------

                                                  MARCH 31,
                              FEB. 1 TO           1992 TO
                              MARCH 30,            JAN.31                           YEARS ENDED JANUARY 31,
                                1992                1993            1994             1995              1996              1997
                                ----                ----            ----             ----              ----              ----
Earnings:

 Earnings (loss) from
  operations before
  income taxes                $(2,498)          $(53,607)         $(51,336)         $(41,308)           $18,369           $41,812
 Interest expense(1)            3,223             14,180            17,117            22,997             21,010            18,714
 Amortization of
 deferred financing
 costs                             92                 60               783             1,828              1,670             1,479
                              -------           --------          --------          --------            -------           -------
 Total                        $   817           $(39,367)         $(33,436)         $(16,483)           $41,049           $62,005
                              =======           ========          ========          ========            =======           =======
Fixed charges:


 Interest expense
  (1)                           3,223             14,180            17,117            22,997             21,010            18,714
 Amortization of
  deferred financing
  costs                            92                 60               783             1,828              1,670             1,479
                              -------           --------          --------          --------            -------           -------
 Total                        $ 3,315           $ 14,240          $ 17,900          $ 24,825            $22,680           $20,193
                              =======           ========          ========          ========            =======           =======
Ratio of earnings to
 fixed charges                     (2)                (2)               (2)               (2)             1.81x             3.07x

---------------------
(1) Interest expense includes interest income, but excludes amortization of deferred financing costs.

(2) Earnings were insufficient to cover fixed charges by $2.5 million, $53.6 million, $58.4 million, and $41.3 million for the two month period ended March 30, 1992 and the 10 month period ended January 31, 1993 and for the years ended January 31, 1994 and 1995, respectively.

(3) As a result of the Company's emergence from Chapter 11 bankruptcy proceedings the Company adopted "fresh start" accounting on March 31, 1992. As a result of the application of fresh start reporting, the financial condition and results of operations of the Company for the dates and periods on or subsequent to March 31, 1992 are not comparable to those prior to March 31, 1992.